Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact:
Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL DECLARES SPECIAL DIVIDEND

Wauwatosa, Wis. — 2/20/2018 — On February 20, 2018 the Board of Directors of Waterstone Financial, Inc. (NASDAQ: WSBF) declared a special dividend of $0.50 per common share.

"The Company has significantly improved profitability over the past few years and achieved record pretax income for the year ending December 31, 2017," said Doug Gordon, CEO of Waterstone Financial, Inc. "This dividend reflects our current operating results, strong financial condition and our commitment to delivering shareholder value.  The payment of a special dividend for a second consecutive year also reflects our continued efforts to actively manage our capital while maintaining ample capacity for organic growth and potential future strategic acquisitions."

The dividend is payable on April 2, 2018, to shareholders of record at the close of business on March 10, 2018.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 25 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

# # #